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                               AMENDMENT NO. 4 TO
                     TRANSFER AGENCY AND SERVICES AGREEMENT

           This Amendment No. 4, dated as of September 9, 1999, is entered into among GALAXY FUND II (the "Fund"), a Massachusetts business trust, FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG"), a Massachusetts corporation, and FLEET NATIONAL BANK (the "Administrator").

           WHEREAS, the Fund, FDISG and the Administrator have entered into a Transfer Agency and Services Agreement, dated as of June 1, 1997, as subsequently amended (as so amended, the "Transfer Agency Agreement"), pursuant to which the Fund appointed FDISG to act as the transfer agent, dividend disbursing agent and agent in connection with certain other activities for the Fund's portfolios; and

           WHEREAS, Section 25.1 of the Transfer Agency Agreement provides, in part, that no change, termination, modification or waiver of any term or condition of the Transfer Agency Agreement shall be valid unless in writing signed by each party;

           NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

           1. Article 6 of the Transfer Agency Agreement is amended by adding the following Section 6.5:

                 "6.5. In addition to those fees set forth in Section 6.1 above, the Fund agrees that as part of the compensation payable to FDISG for the performance of its obligations hereunder, FDISG shall be entitled to retain any interest or dividend income earned on the investment of the Fund's cash balances held in those cash management accounts maintained by FDISG on behalf of the Fund. FDISG agrees to provide the Fund's Board of Trustees with periodic reports, but no less frequently than annually, as to the amount of such interest or dividend income retained by FDISG."

           2. Except to the extent amended hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

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           IN WITNESS WHEREOF, the undersigned have executed this Amendment
No. 4 as of the day and year first above written.

                                                GALAXY FUND II

                                                By:  /s/ John T. O'Neill
                                                    ---------------------------
                                                Name:  John T. O'Neill
                                                Title: President

                                                FIRST DATA INVESTOR SERVICES
                                                  GROUP, INC.

                                                By:  /s/ Jylanne M. Dunne
                                                    ---------------------------
                                                Name:  Jylanne M. Dunne
                                                Title: Senior Vice President

                                                FLEET NATIONAL BANK

                                                By:  /s/ Richard Joseph
                                                    ---------------------------
                                                Name:  Richard Joseph
                                                Title: Senior Vice President



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